Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

BSB Bancorp, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-42950) of BSB Bancorp, Inc. relating to the 1996 Long-Term Incentive and Capital Accumulation Plan, of our report dated January 23, 2003, with respect to the consolidated statement of condition of BSB Bancorp, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended, which report is included in the 2002 Annual Report to Shareholders, which is incorporated by reference in the December 31, 2002 annual report on Form 10-K of BSB Bancorp, Inc.

/s/    KPMG LLP

Albany, New York

June 5, 2003